Exhibit 10.2

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”) is made as of December 29, 2016 (the “Effective Date”), by and among Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), Southcross Holdings LP, a Delaware limited partnership (“Southcross Holdings”), and Wells Fargo Bank, N.A., as administrative agent under the SXE Revolving Credit Agreement (as defined below) (the “Administrative Agent”). SXE, Southcross Holdings, and the Administrative Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, SXE is party to that certain Third Amended and Restated Revolving Credit Agreement, dated as of August 4, 2014, among SXE, as borrower, the Administrative Agent, and the lenders party thereto (as amended prior to the Effective Date, the “Existing SXE Revolving Credit Agreement”);

WHEREAS, on the Effective Date, SXE, the Administrative Agent and certain lenders constituting Required Lenders are entering into that certain Waiver and Fifth Amendment to Third Amended and Restated Revolving Credit Agreement (the “Waiver and Fifth Amendment”), pursuant to which the SXE Revolving Credit Agreement is being amended and certain defaults thereunder are being waived (the Existing SXE Revolving Credit Agreement as amended by such Waiver and Fifth Amendment, the “SXE Revolving Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the SXE Revolving Credit Agreement as of the Effective Date);

WHEREAS, on the Effective Date, as a condition precedent to the Waiver and Fifth Amendment, Southcross Holdings is investing $17,000,000 (the “Initial Investment”) pursuant to, and on the terms described in, that certain Equity Cure Contribution Agreement, dated as of March 17, 2016 as amended by the First Amendment to Equity Cure Contribution Agreement dated as of the Effective Date (as amended, the “Existing Contribution Agreement”), which Initial Investment shall not constitute an Equity Cure Contribution under the SXE Revolving Credit Agreement;

WHEREAS, in connection with, and as a condition precedent to, the Waiver and Fifth Amendment, Southcross Holdings is willing to agree to an additional investment of up to $15,000,000 in SXE subject to, and on the terms, set forth herein, and SXE is willing to issue on account of that investment up to $15,000,000 of debt or equity securities, as applicable, on the terms set forth herein;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “SXE Board”) of Southcross Energy Partners GP, LLC, a Delaware limited liability company (the “SXE General Partner”), has (a) determined that (i) this Agreement and the transactions contemplated herein are in the best interests of the Partnership Group (as such term is defined under the SXE Partnership Agreement), and (ii) this Agreement and the transactions contemplated herein are fair and reasonable to SXE; and (b) recommended that the Board approve this Agreement and the transactions contemplated herein;

WHEREAS, the Board of Directors (the “Holdings Board”) of Southcross Holdings GP LLC, a Delaware limited liability company (the “Holdings General Partner”), has determined that (i) this Agreement and the transactions contemplated herein are in the best interests of the Southcross Holdings, and (ii) this Agreement and the transactions contemplated herein are fair and reasonable to Southcross Holdings; and

WHEREAS, each of the SXE Board and the Holdings Board has approved this Agreement and the transactions contemplated herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, covenants, representations and warranties set forth herein, the Parties hereby agree as follows:

ARTICLE I

INVESTMENT COMMITMENTS

1.1    Certain Definitions

(a)    “Committed Amount” means, as of any date of determination, $15,000,000 less (i) all amounts previously directly invested in SXE by Southcross Holdings pursuant to this Agreement as of such date, (ii) all amounts previously invested by any Sponsor pursuant to the Backstop Investment Commitment Letter (including pursuant to the provisions of Sections 2.2 and 2.3) as of such date and actually received by SXE and (iii) all other amounts invested in SXE by Sponsor or Southcross Holdings after the Effective Date as of such date; provided, that (x) such other amounts are either invested as equity that does not constitute Disqualified Capital Stock or are invested in exchange for Qualifying Notes and (y) such amounts do not constitute an Equity Cure Contribution.

(b)    “Credit Event” means the occurrence and continuance of any of the following events: (i) a proceeding shall have been commenced or a petition shall have been filed seeking (x) liquidation, reorganization or other relief in respect of Southcross Holdings or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Southcross Holdings or for a substantial part of its assets or (ii) a Governmental Requirement or contractual requirement shall then be in effect that prohibits or restrains Southcross Holdings from making a Qualified Investment or otherwise from performing its obligations under this Agreement.

(c)     “EIG Funding Entities” means, collectively, EIG Energy Fund XV (Cayman), L.P., EIG Energy Fund XV-B, L.P., EIG Energy Fund XV-A, L.P., EIG Energy Fund XV, L.P., EIG Energy Fund XIV (Cayman), L.P., EIG Energy Fund XIV-B, L.P., EIG Energy Fund XIV-A, L.P., and EIG Energy Fund XIV, L.P.

(d)    “Full Investment Trigger” means the earliest to occur of (i) December 31, 2017, (ii) an Event of Default (iii) any default or breach by Southcross Holdings under this Agreement and (iv) any default or breach by any Sponsor under the Backstop Investment Commitment Letter.

(e)    “Investment Amount” means, in each case, the total amount of the Committed Amount that Southcross Holdings is required to contribute as a Qualifying Investment pursuant to Section 1.2(a) or (b), as applicable.

(f)    “Investment Date” means, in each case, the Business Day in the three (3) Business Day period after receiving an Investment Notice on which Southcross Holdings elects to consummate a Qualifying Investment in SXE.

(g)    “Investment Notice” means a valid written notice of a Full Investment Trigger or a Partial Investment Trigger delivered pursuant to Section 1.2(a) or (b), respectively.

(h)     “Partial Investment Trigger” means the occurrence of the Liquidity (calculated as an average of the previous five Business Days) of the Borrower and the other Loan Parties, taken as a whole, as of the last Business Day of any calendar week being less than $3,500,000.

(i)    “Qualifying Investment” means an investment which meets the requirements of Article II of this Agreement.

(j)    “Qualifying Investment Securities” means Qualifying Units or Qualifying Notes.

(k)    “Qualifying Investment Securities Election” means the election of Southcross Holdings or the applicable Sponsor of the Qualifying Investment Securities it shall receive on the applicable Investment Date (which may be in any combination of Qualifying Notes or Qualifying Units) in exchange for the applicable Investment Amount funded by such electing person; provided that the combined issue price (for Qualifying Units) and face amount (for Qualifying Notes) shall not exceed the amount funded by such electing person on such Investment Date.

(l)    “Qualifying Notes” means notes which (i) bear interest at rate of 12.5% per annum, payable on the last Business Day of each fiscal quarter of SXE (A) prior to December 31, 2018, in kind and (B) on or after December 31, 2018, in cash but only to the extent necessary for SXE to comply with the limitation on Indebtedness set forth in Section 9.02(k) of the SXE Revolving Credit Agreement; provided, that all interest paid in kind on all outstanding Qualifying Notes shall be subject to an overall cap of $3,000,000, (ii) are expressly subordinated in right of payment to the Secured Obligations on terms reasonably acceptable to the Administrative Agent and are otherwise senior unsecured obligations of SXE, (iii) contain no (A) covenants or events of default which, when taken as whole are more restrictive than the covenants and events of default in the SXE Revolving Credit Agreement as of the Effective Date as determined by the Administrative Agent in its reasonable discretion and (B) financial covenants, (iv) mature on or after November 5, 2019, and (v) are in an initial face amount equal to the applicable Investment Amount allocated to Qualifying Notes by Southcross Holdings on the applicable Investment Date pursuant to Section 2.1(a).

(m)    “Qualifying Units” means Common Units (used herein as such term is defined in the Partnership Agreement of SXE) with an issue price equal to either (i) if the Common Units of SXE are listed on a national stock exchange, 93% of the volume weighted average price of such Common Units for the twenty (20) day period immediately preceding the Investment Date or (ii) if the Common Units of SXE are not listed on a national stock exchange, the fair market value of such Common Units as reasonably agreed by SXE and Southcross Holdings and which do not constitute Disqualified Capital Stock.

(n)    “Sponsor” has the meaning given to such term in the Backstop Investment Commitment Letter.

(o)    “TW Funding Entities” means, collectively, TW BBTS Aggregator LP, TW Southcross Sidecar II LP, and TW Southcross Sidecar II(N-QP) LP.

1.2    Investment Obligations.

(a)    Upon the receipt by Southcross Holdings of a valid written notice from SXE (or the Administrative Agent on behalf of SXE) of a Full Investment Trigger, Southcross Holdings shall, within three (3) Business Days (provided that such period shall be extended to thirteen (13) Business Days after the date of delivery of such notice if Southcross Holdings issues a valid Backstop Demand pursuant to Section 2.2), make a Qualifying Investment in SXE in an aggregate amount equal to the Committed Amount as of the date of such notice.

(b)    Upon the receipt by Southcross Holdings of valid written notice from SXE (or the Administrative Agent on behalf of SXE) of a Partial Investment Trigger, Southcross Holdings shall, within three (3) Business Days (provided that such period shall be extended to thirteen (13) Business Days after the date of delivery of such notice if Southcross Holdings issues a valid Backstop Demand pursuant to Section 2.2), make a Qualifying Investment in SXE in an aggregate amount equal to the lesser of (i) the amount necessary to increase the Liquidity of the Borrower and the other Loan Parties up to $3,500,000 after giving pro forma effect to such Qualifying Investment and (ii) the Committed Amount as of the date of such notice; provided, that any Qualifying Investment made pursuant to this Section 1.2(b) shall be in a minimum amount equal to the lesser of (i) $2,000,000 and (ii) the Committed Amount as of the date of such notice. To be valid, any notice of a Partial Investment Trigger shall include a reasonably detailed calculation of the minimum size of the Qualifying Investment necessary to satisfy this Section 1.2(b).

(c)    For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Southcross Holdings’ aggregate funding obligations under this Agreement, and any guarantee or backstop thereof, shall not exceed $15,000,000.

(d)    For the avoidance of doubt, no amounts contributed by Southcross Holdings or any Sponsor hereunder in exchange for Qualifying Units shall constitute an Equity Cure Contribution.

(e)    SXE shall deliver a copy of each Investment Notice to the Administrative Agent and each Sponsor concurrently with delivery thereof to Southcross Holdings.

1.3    Representations and Warranties of Southcross Holdings. Southcross Holdings hereby represents and warrants that the following statements are correct and complete:

(a)    All securities acquired by Southcross Holdings hereunder will be acquired for Southcross Holdings’ own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities laws, rules or regulations. Southcross Holdings acknowledges that any securities acquired by it hereunder will not be registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and that none of such securities may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Southcross Holdings is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

(b)    Southcross Holdings acknowledges that it can bear the economic risk of its investment in the securities to be acquired hereunder indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in such securities.

(c)    Southcross Holdings has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited partnership action. This Agreement has been duly executed and delivered by Southcross Holdings and constitutes a valid and binding agreement of Southcross Holdings (assuming the due execution and delivery of this Agreement by, or on behalf of, SXE), enforceable against it in accordance with its terms.

(d)    The execution, delivery and performance by Southcross Holdings of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (i) any law, rule or regulation applicable to Southcross Holdings, (ii) any contract to which Southcross Holdings is a party or by which Southcross Holdings or any of Southcross Holdings’ properties or assets may be bound or affected or (iii) any of Southcross Holdings’ organizational and governing documents.

1.4    Representations and Warranties of SXE. SXE hereby represents and warrants that the following statements are correct and complete:

(a)    All securities acquired by Southcross Holdings hereunder are duly authorized and, when issued in accordance herewith, will be validly issued and, to the extent applicable, fully paid and non-assessable.

(b)    SXE has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited partnership action. This Agreement has been duly executed and delivered by SXE and constitutes a valid and binding agreement of SXE (assuming the due execution and delivery of this Agreement by, or on behalf of, Southcross Holdings), enforceable against it in accordance with its terms.

(c)    The execution, delivery and performance by SXE of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (i) any law, rule or regulation applicable to SXE, (ii) any contract to which SXE is a party or by which SXE or any of SXE’s properties or assets may be bound or affected or (iii) any of SXE’s organizational and governing documents.

ARTICLE II

FORM OF INVESTMENT

2.1    Qualifying Investment. On each Investment Date, Southcross Holdings shall (a) inform SXE of its Qualifying Investment Securities Election and (b) contribute the applicable Investment Amount to SXE by wire transfer of immediately available funds. Upon receipt of the applicable Investment Amount, SXE shall issue the applicable Qualifying Investment Securities to Southcross Holdings corresponding to its Qualifying Investment Securities Election.

2.2    Substitution by Sponsor. If and only if, after it receives an Investment Notice, Southcross Holdings’ cash on hand is less than the applicable Investment Amount required to be contributed by Southcross Holdings on the applicable Investment Date, Southcross Holdings shall, within 1 calendar day, issue a written demand (a “Backstop Demand”) under the Backstop Investment Commitment Letter for each Sponsor to fund their respective pro-rata portions of the shortfall (or such larger amount as the Sponsors party to the Backstop Investment Commitment Letter unanimously agree in their respective sole discretion), which such demand shall specify the shortfall amount with reasonably detailed supporting calculations (each a “Sponsor Shortfall Amount”); provided that, notwithstanding anything in this Agreement to the contrary, either of the Administrative Agent or SXE may issue a Backstop Demand if Southcross Holdings fails to fund all or any portion of the applicable Investment Amount required to be contributed by Southcross Holdings on the applicable Investment Date, in which case the Sponsor Shortfall Amount shall be the amount that Southcross Holdings fails to fund. Each Sponsor may elect, in its sole discretion and in lieu of contributing such Sponsor Shortfall Amount to Southcross Holdings (which such contribution is subject to the terms and conditions of the limited partnership agreement of Southcross Holdings), to fund its Sponsor Shortfall Amount directly to SXE as a Qualifying Investment, in which case, on the Investment Date, such Sponsor shall (a) make a Qualifying Investment Securities Election and (b) contribute the applicable Sponsor Shortfall Amount to SXE by wire transfer of immediately available funds, and SXE shall issue to such Sponsor Qualifying Investment Securities corresponding to such Sponsor’s Qualifying Investment Securities Election; provided, that if a Credit Event shall have occurred and be continuing on the date of the applicable Full Investment Trigger or Partial Investment Trigger, as

the case may be, each Sponsor shall fund its Sponsor Shortfall Amount directly to SXE as a Qualifying Investment as set forth in this sentence and may not fund its Sponsor Shortfall Amount to Southcross Holdings. Any amounts funded by any Sponsor pursuant to the foregoing sentence shall reduce, on dollar for dollar basis, (a) the Investment Amount Southcross Holdings is required to fund on the applicable Investment Date and (b) the Committed Amount, but in each case only to the extent such amount is actually received by SXE. Southcross Holdings or SXE, as applicable, shall deliver a copy of each Backstop Demand sent by such Person to the Administrative Agent concurrently with delivery thereof to the Sponsors. For the avoidance of doubt, it is acknowledged and agreed that, to the extent that Southcross Holdings has any cash on hand on the applicable Investment Date and does not use such cash to make a Qualifying Investment in SXE (without the consent of each Sponsor), the Sponsors shall have a valid claim for damages against Southcross Holdings of not less than the lessor of (a) the amount of such cash on hand and (b) the applicable Investment Amount.

2.3    Cure by Sponsor. Notwithstanding anything in this Agreement to the contrary, any breach or failure by Southcross Holdings to fund any Investment Amount under this Agreement may be cured by one or more Sponsors (acting separately or together), in their respective sole discretion, if such Sponsor or Sponsors funds or fund, as applicable, the entire Investment Amount as though it were a Sponsor Shortfall Amount pursuant to the provisions of Section 2.2 within thirteen (13) Business Days of delivery of the applicable Investment Notice.

ARTICLE III

MISCELLANEOUS

3.1    Consent to Pledge; Loan Document. Notwithstanding anything to the contrary contained herein (including without limitation, Section 3.4), Southcross Holdings hereby consents to the pledge by SXE of all of its rights under this Agreement as Collateral in favor of (i) the Administrative Agent, for the ratable benefit of the Secured Parties pursuant to the Guaranty and Collateral Agreement and (ii) the Term Administrative Agent, for the ratable benefit of the Secured Parties (as defined in the Term Loan Agreement) pursuant to the Guaranty and Collateral Agreement (as defined in the Term Loan Agreement). SXE and Holdings acknowledge that this Agreement is a Loan Document.

3.2    Governing Law; Jury Trial Waiver. Etc.. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, New York County, without giving effect to its principles or rules of conflict of laws, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, in the City of New York (and in the absence of federal jurisdiction, the parties hereto consent to be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County) solely in respect of the interpretation and enforcement of the provisions of this Agreement, and irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, or with respect to any action or proceeding hereunder, shall be heard and determined in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, in the City of New York (and in the absence of federal jurisdiction, the parties hereto consent to be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County), and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party hereto hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. Each party hereto hereby waives and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

3.3    Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided, however, each of Southcross Holdings and SXE acknowledges and agrees that the Administrative Agent and each Sponsor shall have right to enforce this Agreement on behalf of SXE, including by means of specific performance as provided in Section 3.12, at the sole cost and expense of SXE and reimbursable to the Administrative Agent or such Sponsor pursuant to Section 3.12.

3.4    Assignment; Waiver. Except as provided in Section 3.1, no Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall be in writing and shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement. No failure to exercise and no relaxation, forbearance, indulgence or delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing among the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

3.5    Entire Agreement; Severability. This Agreement supersedes all prior discussions and agreements between the Parties and/or their respective affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their respective affiliates hereto with respect to the subject matter hereof. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

3.6    Termination of Existing Contribution Agreement. Upon the occurrence of Effective Date and the consummation of the Initial Investment, the Existing Contribution Agreement is hereby terminated and of no further force or effect.

3.7    Amendment. This Agreement may only be amended, modified or supplemented by an instrument in writing signed by the Parties; provided, however, that no amendment, modification or supplement which modifies or affects the rights or obligations of any Sponsor shall be effective without the consent of each such Sponsor.

3.8    Notices. All notices, demands or communications required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier with charges prepaid, by certified mail, postage prepaid and return receipt requested, or by facsimile transmission or e-mail that is confirmed by another writing, sent to the Parties as follows:

If to Southcross Holdings:

Southcross Holdings LP., et al.

1717 Main Street, Suite 5200

Dallas, Texas 75201

Attention: General Counsel

E-mail address: Kelly.Jameson@southcrossenergy.com

with copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY, 10022

Attention: M. Natasha Labovitz

Fax: (212) 909-6836

Email: nlabovitz@debevoise.com

and

EIG Global Energy Partners

333 Clay Street, Suite 3500

Houston, TX, 77002

Attention: Matthew Hartman

Fax: (713) 615-7468

Email: matthew.hartman@eigpartners.com

and

Tailwater Capital LLC

2021 McKinney Ave., Ste. 1250

Dallas, TX 75201

Attention: Jason Downie

Fax: (214) 292-8562

Email: jdownie@tailwatercapital.com

If to SXE:

Southcross Energy Partners, L.P.

1717 Main Street, Suite 5200

Dallas, TX 75201

Attn: Bret M. Allan

Fax: (214) 979-3710

Email:    bret.allan@southcrossenergy.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attn: Catherine Ozdogan

Fax: (713) 546-7401

Email: catherine.ozdogan@lw.com

with a copy to (which alone shall not constitute notice):

Wells Fargo Bank, N.A.

1000 Louisiana Street

9th Floor

Houston, TX 77002

Attn: Kristen Brockman

Fax: (713) 739-1087

Email: Kristen.Brockman@wellsfargo.com

If to the Administrative Agent:

Wells Fargo Bank, N.A.

1000 Louisiana Street

9th Floor

Houston, TX 77002

Attn: Kristen Brockman

Fax: (713) 739-1087

Email: Kristen.Brockman@wellsfargo.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

2001 Ross Ave., Suite 3700

Dallas, TX 75201-2975

Attn: Chris Dawe

Fax: (214) 999-7837

Email: cdawe@velaw.com

All such notices shall be deemed to have been duly given, (a) as of the date of delivery, if delivered personally or by overnight delivery service or other courier, (b) on the date receipt is acknowledged, if delivered by certified mail, and (c) upon the date on which the transmission is separately confirmed in writing, if delivered by facsimile or e-mail. A Party may change its address for notice by notice to the other Parties in the manner set forth above.

3.9    Counterparts; Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which taken together shall constitute one and the same instrument. A Party’s delivery of an executed counterpart signature page by facsimile or e-mail transmission is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed this Agreement (or counterparts hereof).

3.10    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

3.11    Construction. In this Agreement, unless a clear contrary intention appears in the applicable provision: (a) the singular includes the plural and vice versa; (b) reference to a person or entity includes such person’s or entity’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement; (c) reference to any gender includes each other gender; (d) references to any Section, Article, subsection and other subdivision refer to the corresponding Section, Article, subsection and other subdivision of this Agreement; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

3.12    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. For the avoidance of doubt, Southcross Holdings acknowledges and agrees that the Administrative Agent and each Sponsor shall be entitled to specifically enforce this Agreement on behalf of SXE. Any past due amount owing under this Agreement shall accrue interest at a rate per annum equal to two percent (2%) and shall be payable upon demand.

3.13    Non-Recourse. Except as provided in the Backstop Investment Commitment Letter, all proceedings, actions, obligations, damages or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the transactions contemplated by this Agreement to be consummated, in each case, may only be made against (and are those solely of) the persons that are expressly named as Parties to this Agreement and then only to the extent of the specific obligations of such Parties.

3.14    Default. A default or breach by Southcross Holdings under this Agreement that does not involve the payment of money shall not constitute a default or breach by Southcross Holdings for purposes of the Credit Agreement provided that the full Committed Amount is funded into SXE within the timelines set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the Effective Date.

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS HOLDINGS GP LLC,
its General Partner

By:	/s/ Kelly J. Jameson
Name:	Kelly J. Jameson
Title:	Senior Vice President and General Counsel

SOUTHCROSS ENERGY PARTNERS, L.P.

By:	SOUTHCROSS ENERGY PARTNERS GP, LLC,
its General Partner

By:	/s/ Bret M. Allan
Name:	Bret M. Allan
Title:	Senior Vice President and Chief Financial Officer

Acknowledged and Agreed

WELLS FARGO BANK, N.A., as Administrative Agent

By:	Kristen Brockman
Name:	Kristen Brockman
Title:	Director